EXHIBIT 2.2

                      AMENDMENT NO. 1 TO EXCHANGE AGREEMENT

         This AMENDMENT NO. 1 TO EXCHANGE AGREEMENT (the "AMENDMENT"), is made and entered into as of September 27, 2005, by and among Ezcomm Enterprises, Inc., a Delaware corporation (the "COMPANY"); Eugene Science Inc., a Korean corporation ("EUGENE"); and certain shareholders of Eugene (each, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS")


                                    RECITALS:

         A. The Company, Eugene and the Shareholders have entered into that certain Exchange Agreement dated September 1, 2005 (the "AGREEMENT"), pursuant to which the parties agreed to combine the respective businesses of the Company and Eugene by means of the acquisition by the Company of the Eugene Shares and the acquisition by the Shareholders of equity securities in the Company, on the terms and conditions set forth therein. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

         B. The Parties desire to amend the provisions of the Agreement on the terms and conditions set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties hereto agree as follows:

         1.       AMENDMENT  OF COMPANY  SHARE  RATIO.  The second  sentence  of
Section 1.3 of the Agreement is hereby amended to read to as follows:

         "In exchange for a U.S. Dollar amount equal to 0.32519 Korean Won per Company Share and the additional agreements of the Shareholders set forth herein, the Company shall issue to each Shareholder 9.2253525 Company Shares (the "COMPANY SHARE RATIO") multiplied by the number of Eugene Shares acquired by the Company under this Agreement from such Shareholder."

         2. RATIFICATION OF REMAINING TERMS. Except as set forth above, the remaining terms and conditions of the Agreement shall not be amended by this Amendment and shall remain in full force and effect, and binding in accordance with their respective terms.

         3. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.


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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth in the first paragraph.




                                   EZCOMM ENTERPRISES, INC.



                                   /S/ PETER BRAUN
                                   ----------------------------
                                   By:  Peter Braun
                                   Its: President


                                   EUGENE SCIENCE INC.



                                   /S/ TONY KIM
                                   ----------------------------
                                   By:  Tony Kim
                                   Its: Authorized Signatory


                                   "SHAREHOLDERS"



                                   By: Eugene Science, Inc., as Attorney-in-Fact



                                   /S/ TONY KIM
                                   ----------------------------
                                   By:  Tony Kim
                                   Its: Authorized Signatory


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